UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

Amendment No. 4

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 29, 2006

PetroHunter Energy Corporation

(Exact name of registrant as specified in its charter)

Maryland	000-51152	98-0431245
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1875 Lawrence Street, Suite 1400, Denver, CO 80202

(Address of principal executive offices)               (Zip Code)

Registrant's telephone number, including area code (303) 572-8900

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note: This Amendment No. 4 to Form 8-K is being filed to disclose an extension to the Purchase and Sale Agreement with Galaxy Energy Corporation. The disclosure set forth in Item 1.01 replaces the previous disclosure.

Item 1.01.	Entry Into A Material Definitive Agreement.

On December 29, 2006, PetroHunter Energy Corporation and its wholly owned subsidiary, PetroHunter Operating Company (jointly referred to as “PetroHunter”), entered into a Purchase and Sale Agreement (the “PSA”) with Galaxy Energy Corporation (“Galaxy”) and its wholly owned subsidiary Dolphin Energy Corporation (“Dolphin”). Pursuant to the PSA, PetroHunter agreed to purchase all Galaxy’s and Dolphin’s oil and gas interests in the Powder River Basin of Wyoming and Montana (the “Powder River Basin Assets”). A copy of the PSA is attached hereto as Exhibit 2.1 and is incorporated by reference herein.

Marc A. Bruner, who is the controlling owner of MAB Resources LLC (“MAB Resources”), which is the largest shareholder in PetroHunter, also is a 14.1% beneficial shareholder of Galaxy. Marc A. Bruner is the father of Marc E. Bruner, the President, Chief Executive Officer and director of Galaxy. Marc E. Bruner is the stepson of Carmen J. Lotito, the Chief Financial Officer and a director of PetroHunter.

The purchase price for Powder River Basin Assets is $45 million, with $20 million to be paid in cash and $25 million to be paid in PetroHunter common stock at the rate of $1.50 per share. On March 21, 2007, PetroHunter assigned to MAB Resources its right to purchase an undivided 45% interest in the Powder River Basin Assets in consideration for the agreement of MAB Resources to acquire an undivided working interest in the properties by assuming the obligation under the PSA to pay Galaxy/Dolphin the PetroHunter common stock.

Closing of the transaction is subject to approval by Galaxy’s secured noteholders, approval of all matters in its discretion by PetroHunter’s Board of Directors, including PetroHunter obtaining outside financing on terms acceptable to its Board of Directors, and various other terms and conditions. Originally, either party could terminate the PSA if closing had not occurred by February 28, 2007. This date has been extended to June 30, 2007 under an amendment dated May 31, 2007.

As required under the PSA, PetroHunter made an initial earnest money payment of $2 million. In the event the closing does not occur for any reason other than a material breach by PetroHunter, the deposit shall convert into a promissory note (the "Note"), payable to PetroHunter, and shall be an unsecured subordinated debt of both Galaxy and Dolphin, which is payable only after repayment of Galaxy’s and Dolphin’s senior indebtedness.

PetroHunter Operating Company became the contract operator of the Powder River Basin Assets beginning January 1, 2007. At closing, the operating expenses incurred by PetroHunter Operating Company as the contract operator, will be credited toward the purchase price, or if closing does not occur, will be added to the principal amount of the Note.

As part of the March 21, 2007 agreement under which PetroHunter assigned to MAB Resources the right to acquire an undivided 45% working interest in the Powder River Basin Assets, MAB Resources has guaranteed the performance of Galaxy and Dolphin under the PSA (including but not limited to all their obligations under the Note), and has agreed to reimburse PetroHunter for certain losses and damages which might be incurred as a result of PetroHunter entering into the PSA.

Item 7.01. Regulation FD Disclosure

On January 3, 2007, PetroHunter issued a press release announcing execution of the PSA. The press release is furnished as Exhibit 99.1.

The information contained in this Item 7.01, including Exhibit 99.1, is “furnished” pursuant to Item 7.01 of Form 8-K and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, unless this report is specifically incorporated by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Item 9.01	Financial Statements and Exhibits

Regulation S-K Number	Document
2.1	Purchase and Sale Agreement dated December 29, 2006*
2.2	Second Amendment to Purchase and Sale Agreement dated February 28, 2007*
2.3	Third Amendment to Purchase and Sale Agreement dated March 30, 2007*
2.4	Fourth Amendment to Purchase and Sale Agreement dated April 30, 2007*
2.5	Fifth Amendment to Purchase and Sale Agreement dated May 31, 2007
99.1	Press Release dated January 3, 2007*

* Filed previously

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PetroHunter Energy Corporation

By:	/s/ David E. Brody
David E. Brody, Vice President
and General Counsel

Dated: June 1, 2007

Exhibit Index

2.1	Purchase and Sale Agreement dated December 29, 2006*
2.2	Second Amendment to Purchase and Sale Agreement dated February 28, 2007*
2.3	Third Amendment to Purchase and Sale Agreement dated March 30, 2007*
2.4	Fourth Amendment to Purchase and Sale Agreement dated April 30, 2007*
2.5	Fifth Amendment to Purchase and Sale Agreement dated May 31, 2007
99.1	Press Release dated January 3, 2007*

* Filed previously